Filed Pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration Statement Nos. 333-194256 and 333-196437

Free Writing Prospectus dated June 23, 2014

Fantex, Inc.

Starting on June 5, 2014, interviews with Cornell “Buck” French, Chief Executive Officer of Fantex, Inc.(referred to in this filing as “we,” “us” or the “Company”) and San Francisco 49ers Tight End Vernon Davis were broadcast by each of ESPN and KFXR (the “Broadcasts”). The Broadcasts reference the initial public offerings of the Fantex Series Vernon Davis Convertible Tracking Stock (“Fantex Series Vernon Davis”), the Fantex Series EJ Manuel Convertible Tracking Stock (“Fantex Series EJ Manuel”) and the Fantex Series Mohamed Sanu Convertible Tracking Stock (“Fantex Series Mohamed Sanu,” together with Fantex Series Vernon Davis and Fantex Series EJ Manuel, the “Tracking Stocks”) by the Company (the “Vernon Davis Offering,” the “EJ Manuel Offering” and the “Mohamed Sanu Offering” respectively, and collectively the “Offerings”), which Offerings are covered by the Registration Statements on Form S-1 (File Nos. 333-192476, 333-194256, and 333-196437, respectively), as amended (the “Vernon Davis Registration Statement,” the “EJ Manuel Registration Statement” and the “Mohamed Sanu Registration Statement” respectively, and collectively the “Registration Statements”), that the Company has filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended. The Broadcasts include certain statements made by Cornell “Buck” French, the Chief Executive Officer of the Company. However, and as described further below under “Corrections and Clarifications,” the Broadcasts contain certain factual inaccuracies and inconsistencies with the information contained in the Registration Statements.

The Broadcasts were not prepared by or reviewed by the Company or any other offering participant prior to its publication. The publishers of the Broadcasts are not affiliated with the Company. The Company made no payment and gave no consideration to the publishers in connection with the Broadcasts or any other broadcasts by the publishers concerning the Company. With the exception of the statements by Mr. French or derived from the Company’s Registration Statements, the Broadcasts represented the publishers’ opinions and the opinions of others, which are not endorsed or adopted by the Company or any other offering participant.

The broadcast transcript attached as Annex A was originally broadcast by ESPN’s SportsCenter on June 5, 2014 (the “SC Broadcast”); and the broadcast transcript attached as Annex B was originally broadcast by KFXR’s The Traders Network on June 17, 2014 (the “KFXR Broadcast”).

You should consider statements in the Broadcasts or contained herein only after carefully evaluating all of the information in the Company’s Registration Statements and the other documents incorporated by reference into the Registration Statements.

Corrections and Clarifications

For purposes of correction and clarification, the Company notes the following:

SC Broadcast

•                  During the SC Broadcast, anchor Hannah Storm introduces Fantex as the “company that allows you buy and sell stock in athletes’ brands,” and asked Mr. Davis “if I wanted to call my broker and buy stock in Vernon Davis, I could actually do that?” to which Mr. Davis responded “Yes, you may.” The Company notes that holders of shares of the Tracking Stocks will have no direct investment in the associated athlete, brand or brand contract. Holders of shares of the Company’s Fantex Series Vernon Davis have no direct investment in Vernon Davis, his brand or the Brand Agreement effective as of October 30, 2013, by and between Vernon Davis, The Duke Marketing LLC and the Company (“Vernon Davis Brand Contract”). An investment in a Tracking Stock will represent an ownership interest in the Company. The Company’s Tracking Stocks are intended to track and reflect the value and performance of an athlete’s brand. Fantex Brokerage Services, LLC (“FBS”) is the Company’s affiliated broker-dealer and the exclusive trading platform for the Company’s Tracking Stocks. Investors are not able to purchase shares of the Tracking Stocks through any other broker-dealer.

KFXR Broadcast

•                  During the KFXR Broadcast, when discussing the Company’s estimation of Mr. Davis’s brand, Mr. French stated that “we forecast that he had the potential to make approximately $62-million,” and after applying a discount rate, “that gave us a $40-million evaluation today.” Also, Mr. French stated that income based on Mr. Davis’s historical and estimated future prospects is what “yielded our $62-million estimate for his brand income.” The Company clarifies that the undiscounted estimation of Mr. Davis’s brand was $61,258,926 and the discounted estimation was $39,257,896.  For more information, please see the section entitled “Vernon Davis Brand Contact, at Estimated Fair Value — Vernon Davis Estimated Brand Income” in the Registration Statements.

•                  During the KFXR Broadcast, anchor Michael Yorba stated that “Fantex … [is] what people are investing in, not just these pro-athletes.” Also, Mr. Yorba stated that athletes may say “hey, I’m a publicly traded brand” and refers to athletes going “through the registration process to become a publicly traded brand on their own name.” The Company notes that holders of shares of the Tracking Stocks will have no direct investment in the associated athlete, brand or brand contract. An investment in a Tracking Stock will represent an ownership interest in the Company. The Company’s Tracking Stocks are intended to track and reflect the value and performance of an athlete’s brand.

•                  During the KFXR Broadcast, anchor Michael Yorba indicated that he wanted to discuss the Company’s ability to “drive profits into all of these publicly traded companies.” The Company clarifies that the Tracking Stocks are not publicly traded companies. An investment in a Tracking Stock will represent an ownership interest in the Company. The Company’s Tracking Stocks are intended to track and reflect the value and performance of an athlete’s brand.

•                  During the KFXR Broadcast, Mr. French stated that “we’re signing the athletes, collecting the brand income, that we require and distributing a portion of that out, as a dividend to the shareholders.” Additionally, Mr. French stated that whether an athlete “end[s] up being a broadcaster or what have you, that’s ultimately we think drives our desire to pay out dividends.” The Company clarifies that that the Company’s board of directors is permitted, but not required, to declare and pay dividends on the Tracking Stocks. The Company intends to pay cash dividends from time to time out of available cash for the Tracking Stocks, but is not obligated to do so. A more detailed description of the dividend policy is available in the Registration Statements.

Forward-Looking Statements

This free writing prospectus contains forward-looking statements. Forward-looking statements reflect the Company’s current views with respect to, among other things, future events and performance. These statements may discuss the Company’s intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, expectations regarding the commencement or completion of the Offerings, future brand income under the Company’s brand contracts, the longevity of Mr. Davis’s, Mr. Manuel’s or Mr. Sanu’s careers, results of operations, expectations for the use of the net proceeds from the Offerings, prospects, growth and strategies, plans, market opportunities and the trends that may affect the Company, Vernon Davis, EJ Manuel or Mohamed Sanu. The Company generally identifies forward-looking statements by words such as “promises,” “hope,” “intend,” “expect,” “projects,” “estimates,” “believe,” “may,” “will,” “would,” “should” or the negative version of these words or comparable words. Forward-looking statements are based on beliefs and assumptions made by management using currently available information. These statements are only predictions and are not guarantees of future performance, actions or events. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management’s underlying beliefs and assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. The Company expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The Company has filed registration statements (including preliminary prospectuses) with the SEC for each of the offerings to which this communication relates. This investment is complex, risky and speculative. Before you invest, you should read the prospectuses in the respective registration statements and other documents the Company has filed with the SEC for more complete information about the Company and the offerings. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you these prospectuses if requested by calling toll-free 866-315-3482. This is not an offer to sell, nor a solicitation of an offer to buy, to residents of any state in which registration and other legal requirements have not been fulfilled.

Annex A

Transcript of the SC Broadcast

MEDIA:	Television
STATION:	ESPN
DATE:	June 5, 2014
PROGRAM:	SportsCenter

Hannah Storm, Anchor:

Really happy to have him here with us, on SportsCenter, and looking perfectly dressed as usual, Vernon Davis of the 49ers. On behalf of, Fantex, which is a company that allows you buy and sell stock in athletes’ brands. So, if I wanted to call my broker and buy stock in Vernon Davis, I could actually do that?

Vernon Davis, Tight End, San Francisco’s 49ers:

Yes, you may.

Storm:

That’s cool. [laughs] What is this?

Davis:

You know what; Fantex is a brand building entity that focuses on the broader aspects of your brand. And I like to think of it as being a CEO of your own brand. So, if we have all the young guys that come in, they’re just getting drafted, if they’re the CEO of their own brand, then they can excel and go to the next level.

Storm:

Right. You’re so amazing, because you have so much stuff going on; from your juice bar, to your art gallery, to all of the things that you have. But, let’s talk some football business, first. Okay, because Colin Kaepernick, if we’re going to talk numbers, he just signs a huge deal, your quarterback, $110-million, over $60-million guaranteed. Give me your impressions of what happened there, yesterday?

Davis:

I think Colin Kaepernick got a great deal. [laughs] I think it’s a tremendous deal. He deserves it all. He’s been through so much.

Storm:

He does. Why do you say that?

Davis:

Because, if you look at his life and his story, you would say that this guy is someone who endured so much pain. I mean he was adopted, he don’t know who his mom and dad was, and not only that, he had to fight to get what he just got. He had to fight for it. I mean, he deserves it. He’s just a great person and he deserves every good thing that comes his way.

Storm:

It’s really interesting to hear you talk about him and his life, off the field. That, that’s something that you appreciate. Let me ask you, about your situation, because you have two years left on your contract. And I know you weren’t at voluntary OTA. So what is going on, in that regard? Where’s your head at now, in terms of your own relationship with the team and your contract?

Davis:

I bleed red and gold. You know, I’m all about the 49ers. I love the 49ers. My dream is to retire as a San Francisco 49er. OTAs are not mandatory. So, I don’t have to be there technically. So, I just decided not to go; I decided not to be there.

Storm:

Let me ask you about June 17th though, because that is mandatory. So, will you be there?

Davis:

I take it one day at a time. I’m sure if it’s mandatory, I have to be there. So, we shall see…

Storm:

... Tell me why you want to re-do your deal?

Davis:

Well, to me I don’t feel like that’s a topic for me to discuss, because it’s not about me doing my deal. It’s about me being the CEO of my brand. Just from the business side of things and I haven’t really told anybody that I wanted a new contract, everyone’s just assuming…

Storm:

... Oh, okay.

Davis:

... I wanted a new contract, but, I just take it one day at a time. If they offer me a new contract, then I’ll gladly take it.

Storm:

[laughs] Then you’ll take it…

Davis:

...I’ll accept it.

Storm:

Let me ask you about somebody else then. What’s going on with Jimmy Graham? Right, who’s tagged as a tight-end, NFLPA has a filed a grievance that’s in arbitration. You know, it’s about a $5-million difference between tagged as a tight-end and a receiver. What are your impressions of what’s going on there? And does that inform your thinking about your own brand?

Davis:

I think Jimmy Graham is trying to make an informed decision, as far as his contract. He believes that he deserves more and I believe that he deserves more. I mean he’s just a wonderful presence, he’s a great player, he has a lot of potential to go above and beyond, and just go further. He is one of those guys that is a part of that tight-end position who are changing the game. Antonio Gates, Jimmy Graham, Grim [phonetic] Kousky, those guys are some fantastic players. So, if it was me, if I was on a reteam [phonetic], I would give the kid everything that he wants, because he’s that.

Storm:

Cause the way that the tight-end position has evolved, you have second highest paid now, do you feel that they should be paid more like receivers? Is that sort of where we’re going, what a lot of this is about?

Davis:

Well if you’re a guy who’s catching a lot of passes and you possess some of the traits that wide receivers have, then yes, I agree. I think that he should get paid like a wide receiver. I mean…

Storm:

...And yourself.

Davis:

I can’t speak for myself. You know, I let everybody else do that. [laughs]

Storm:

Here’s one thing you can speak about though, I don’t know if you want to talk about this. Oh, there’s no dunking anymore, over the — at a touchdown celebration and we do have, I hate to bring this up, but my producer made me, this right here…

[Highlight video of Vernon Davis touchdown celebrations starts]

Storm:

... [laughs] which — you’re also a great basketball player, back in the day. Right, everybody knows that you’re a basketball player first and a football player second…

[Laughter]

Storm:

... I’m sorry, to do play-by-play on that.

[Laughter]

Davis:

You just had to do that, huh? [laughs]

[Laughter]

Storm:

But, however, we are a full service organization. Okay, because then apparently the jump shot, is that the way you’re going to go now, with the touchdown celebrations? Here take us through your play-by-play, here of what you’re able to do? And we can say that this is a very good basketballesque [sic] highlight by your Vernon, right?

[Laughter]

Davis:

You’re so funny… [laughs]

Storm:

Describe? Oh and he nails it, of course…

Davis:

.. Pull up, shoot the jumper…

Storm:

... There we go; pull up, shoot the jumper. Are we going to see more jumpers and less dunking then, from you next season?

[Laughter]

[Highlight video of Vernon Davis touchdown celebrations ends]

Storm:

You had to watch your arch-rivals, such a fierce rivalry between you and the Seahawks, win the Super Bowl. What was that like?

Davis:

Pretty devastating. It was hard, it was really hard to sit there and watch the Super Bowl, because we made it so far and you get there and you don’t pull it off and it’s like, you’re crushed. But, I must say that we have another opportunity ahead of us, so we’re so excited about that opportunity. .

Storm:

Well listen, it was great having an opportunity to visit with you, we wish you all the best of luck next season, Vernon Davis and have fun today, here in Bristol. Much appreciated.

Davis:

Thank you.

Annex B

Transcript of the KFXR Broadcast

MEDIA:	Personal Interview/Video file
STATION:	Yorba Media
DATE:	6/17/14
PROGRAM:	The Traders Network

[Part One]

Michael Yorba, The Trader’s Network Anchor:

[sfx: Intro music fades in] Welcome back to The Traders Network. I’m Michael Yorba, your host. Thanks for joining us; broadcasting to you live, from the Dallas KFXR 1190AM, Clear Channel Studios and the iHeart App as well as, YorbaMedia.com. Alright, we have Buck French, CEO and Co-Founder of Fantex and [sfx: Intro music fades out] … this is one of the most interesting publicly traded processes I’ve ever heard about. The exclusive brokerage for stocks linked to a pro-athlete’s brand, amazing. Buck, great idea, welcome to the show.

Buck French, CEO of Fantex:

Ah, thanks for having us Michael. I appreciate it.

Yorba:

My pleasure, give us a little background on you and I want to get right into Fantex, and what you do and how you do it.

French:

Yea, sure, I graduated from West Point, Harvard Business School and have founded several successful technology companies out in San Francisco, and Fantex is our latest project, that we’re extremely excited about.

Yorba:

Alright, what does Fantex do?

French:

So we acquire a minority interest in the future cash flow stream of a professional athlete, for example, Pro-Bowl tight-end Vernon Davis. And we turn that into a registered security with the SEC, which we offer via our brokerage dealer Fantex.com. So, people go to Fantex.com can actually trade shares that are linked to the underlying cash flow of Vernon Davis.

Yorba:

Alright, alright, this is a very interesting process. A lot of ups and downs I would think? Tell me how you keep that together, so that the investors, who are buying the stock, see an appreciation. I know there’s a lot of downsides that have to be addressed, because no one wants to buy a stock and watch it go through the floor. You got to have something that you’ve put together for that.

French:

Sure, so fundamentally, what we do is a detail analysis on how long the player can play. We forecast out their growth cash flow streams and then we do straightforward discounted cash flow analysis to bring it back into the present value terms, to adjust for risks. So, in the case of Vernon Davis, we forecast that he had the potential to make approximately $62-million and we adjusted the weighted average discount rate across all the cash flows streams was 11-point-4 percent. So, that gave us a $40-million evaluation today and so we acquired that ten percent interest in his future cash flow for $4-million dollars. So, built in, based on our estimates, we built in a return for the investor.

Yorba:

Wow, okay. Alright, he’s got a symbol now, right?

French:

Yup, VNDSL.

Yorba:

Alright, Victor, Nancy, David, Salary, Liquid, right?

French:

Yup, that’s it.

Yorba:

Alright. Now what about this business with Dave Beirne?

French:

Dave Beirne, yes. So, my fellow co-founder [sic] Dave Beirne, he’s the chairman. He was one of the founding five partners of Benchmark Capital which by anyone estimation is the top one or two Silicon Valley venture firms, has been very successful. They’ve funded some of the top firms in Silicon Valley — eBay, Twitter, companies such as that.

Yorba:

Alright, and tell me about his part — I want to hear the moving parts of Fantex, because that’s what people are investing in, not just these pro-athletes; your ability to actually drive revenues, drive profits into all of these publicly traded companies, and the athletes that you’re working with.

French:

Yea, so, Dave’s obviously a key component, chairman of the company is actively involved with helping us recruit athletes and then our brand management function is really about helping broaden the perspective of the athlete, beyond just being a professional athlete. Because, by nature that brand will eventfully die, cause they won’t be an athlete forever. So we bring out other elements of the individual that makes it more of a sustainable brand. And so, we used those to help develop an analytics package that allows us to understand the social media footprint of who the audience is, so that we can, over time, migrate that to a sustainable audience by the time they retire, that’s our goal.

Yorba:

Okay, the market share and the market size, talk to us about that.

French:

Yea, so, you know if you think about there’s approximately three-thousand-plus, professional athletes, just in the United States that turns over about 20 percent a year. You’re looking at an overall market place, that’s in the billions and our goal is to capture a percentage of that cash flow stream. And then help the athletes enhance and enrich it, so that they can generate cash flow for longer. So, we think that there’s a great opportunity to work with, not just football players, but across the world of sports.

Yorba:

How about, outside the borders of the United States? Have you penetrated any of that market? Because you know The World Cup, it’s huge, it’s huge.

French:

Sure, yea, if you throw soccer or Fútbol as they call it, it’s an even larger market. Nope, we’re currently focused just on United States right now. Get the market place up and running at Fantex.com and then we’ll ultimately, definitely, look outside the U.S borders and soccer is a natural one for us to target.

Yorba:

It is. The internals of your company, and we’ve got a couple of minutes left, [unintelligible] cause everybody wants to know about this. Future plans the internals of your company and how it’s going with getting these pro-athletes to sign up with you, and go through this process? I’m sure at worst, it’s a massive ego boost, saying hey, I’m a publicly traded brand, you know?

French:

[laughs] I would gather that’s not different than any CEO of a public company saying the same thing, you know? Yea, no, it’s going very well, we’re excited to be working with Vernon Davis. We’re currently open — on the road show for Fantex E.J. Manuel, the starting quarterback for the Buffalo Bills. People can actually go to Fantex.com, today, and reserve shares in his IPO. We also filed a registration statement for Mohamed Sanu, wide-receiver for the Cincinnati Bengals. So we continue to make great progress in building a pipeline in signing professional athletes. We are excited that after we closed the Vernon Davis transaction, that stock is now trading in the secondary market. About 30 days after we closed the transaction, we announced a 70 cent per share dividend for holders of Fantex Vernon Davis. So, we’re signing the athletes, collecting the brand income, that we require and distributing a portion of that out, as a dividend to the shareholders.

Yorba:

God, you know, I just had a thought, the fans of these athletes have got to be — they’ve gotta [sic] have it, you know what I mean? They’ve brought all the memorabilia, why not own the stock.

French:

Why not own some of the stock that’s linked to them? Exactly. And you know, interesting the fan is definitely participating and so are your traditional investors, because at the end of the day, it’s an interesting asset class that’s linked to that true cash flow stream. So, you know, we have a maximum purchase amount of five percent of an offering, and so we had people buy the minimum, which is one share, and we had people buy the maximum, which was a couple of hundred, thousand dollars. It’s an interesting investment that also has this fun-fan element associated with it.

Yorba:

I can see that. Have you ever thought about going into NASCAR? Those fans are absolutely crazy about the memorabilia and such.

[Laughter]

French:

Sure, NASCAR is definitely a target we would consider. Right now, we’re focusing on the major sports that are aligned with fantasy sports, because it has that natural segway. But, absolutely NASCAR is something we would look at in the future.

Yorba:

Now these athletes when they come in, and they go through the registration process to become a publicly traded brand on their own name, they’re also participants in the stock, I take it?

French:

They’re not…

Yorba:

Is there a regulation that says, no you can’t do that?

French:

...Correct. Cause otherwise they’d be a promoter of the security and/or a co-issue [phonetic] or so. What we do is we sign the contract with the athlete to acquire that future cash flow stream and then the contract that we sign, with the athlete, becomes the basis for the security. So, they are not allowed by SEC rules to participate in the offering process.  They can talk about why they did Fantex 40 days after the transaction closes. So, a couple of weeks ago, Vernon Davis was [sic] able to finally talk about why he did Fantex and he was down on the stock exchange with being interviewed in other places. So, other than that though, the athlete can’t participate.

Yorba:

Got it, alright, well let’s take a break right now, but before we go, please, contact information so all the fans of what you’re doing, can see and know better what we just spoke about.

French:

Yea, for those who are interested, you can go to Fantex.com and actually check it out and participate if interested.

Yorba:

[sfx: music fades in] Alright, we’ll be back with Buck French, CEO of Fantex.com and special thanks to 1-800-PublicRelations.com for all their PR, media and audience development support. We’ll be right back. [sfx: music fades out]

[Part Two]

Yorba:

[sfx: music fades in]  Welcome back to The Trader’s Network, I’m Michael Yorba, your host, thanks for joining us, broadcasting to you live from the Dallas KFXR — 1190AM, Clear Channel Studios, broadcasting also, through the iHeart App, and YorbaMedia.com. Alright, I’m joined by Buck French, CEO of Fantex, one of the most unique ways to take a cash flow and turn it into a publicly traded stock, this is some amazing stuff. [sfx: music fades out] Alright, Buck you are not only working in the sports arena, the professional sports arena, you’re also delving into the world of entertainment. That’s gotta [sic] be cool?

French:

Yes, absolutely. A goal of ours, beyond just sports, is to enter into the entertainment sector, work with musicians and actors. It’s certainly an interesting sector to focus on.

Yorba:

Yea, now how do you pick out, I would imagine that the lifespan of a film or television or musical star, could be longer than a pro-athlete. Cause they’re not quite as subject to some of the same risks?

French:

Absolutely. You know, each sector, whether it’s football versus golf, or baseball, versus music or acting; each has its own unique kind of positive and negatives associated with it. Certainly in the music side of the equation, for example, if successful, could be paid royalties for in perpetuity; versus an athlete, that obviously has a shorter career span. All of them have different risks, based on competiveness and their own capabilities, if you will.

Yorba:

Let’s circle back, if I can just a little bit, on the valuation. How  are these brands, because now they’ve moved from just being humans, into a brand, a product that is valued, how do you determine the valuation, so that — obviously, the market determines the share price, but how do you determine the initial evaluation on what you should come out with?

French:

Sure, great question. So we look at, depending on the sector, but let’s take football for example, determining the valuation. So what makes a brand income is their current and future NFL playing contracts; their endorsements, appearances fees and importantly their post careers. So, should they go into broadcasting or tv, or what have you. So, the first key competent then, is to look at what’s the estimate of how long a player is going to play. So we have a quant-team [phonetic] that basically builds out an econometric model to understand and look, like in the case of Vernon Davis, we look at all tight-ends that were drafted and retired between 1990 and 2010. And that yielded 212 players. We then looked at what criteria was statistically relevant to career length. There were six elements. Things like, statistical production, durability, injury history, things of that nature. And that modeled, when you plugged Vernon’s data into it, it yielded our estimate that he would play approximately 14 years. And then once you know how long he’s going to play, then you can, again, look at that data set and look at comps that got contracts in the same timeframe that Vernon Davis would be looking at contracts. Ultimately, all of that coupled with our estimates on his endorsements, income based on his historical and future prospects that yielded our $62-million estimate for his brand income.

Yorba:

What about if the athlete — and I’m [sic] staying on the athletes right now, because I’m sure the evaluations have just a slight tweak for some of the other industry sectors you work with…

French:

Yea.

Yorba:

...What if they get injured or they retire? How do you work with that?

French:

So, one, if a player voluntarily retires, within two years, we have a claw back [phonetic] . So we can get the money back [laughs]. Otherwise, ultimately it’s their decision and you know, in the case of say, Vernon Davis, he obviously still owns 90 percent of the brand income. We’re only requiring ten percent. So, he’s motivated to continue to perform and generate income. From an injury standpoint, catastrophic career ending injury, absolutely is a risk, but it’s not the common component, What you find with injury is the wear and tear of being a player in any sport, ultimately impacts your career length. So, we account just for that one based on how we drive our estimates. So, injury history is a key criteria that drives our model, and then the other way we account for it, is based on the discount rates we apply to the cash flow stream. So when you look at, again the Vernon Davis offering example, the weighted average discount rate was 11-point-four percent. If you look at a triple C rated junk bond [phonetic] the yield on that less than 8 and half percent today, with about a twenty seven and half percent first year default rate. We felt that was a good compensation for the risk of associated with the cash flow streams.

Yorba:

The way this is set up, the dividends, do you see that’s going to be a regular by product of what you’re doing?

French:

Absolutely. We see paying a dividend as a core component in creating that linkage to the investor and it’s what we think makes the security interesting. It has a dividend yield component potential associated with it. And at the same time, you know the upside in the post-career side, should they become a Michael Strahan or what have you. So that kind of, when we look and talk to investors about the security, it’s return a capital potential on the playing career, coupled with then having this call option on does he play longer? Does he end up being a broadcaster or what have you, that’s ultimately we think drives our desire to pay out dividends.

Yorba:

When you go on a road show with this, because this has got to be something brand new for most of the people that sit in the room; they look, they yawn, they move on. This has got to be a different road show when you go on — bring that out? What kinds of interaction, what kind of feedback are you getting as you do the road shows with these athletes?

French:

Yea, so it’s definitely a different road show, because we’re not institutional investors are welcome to participate, but it’s not our target. It’s really the retail investor. So, when we kicked off the Vernon Davis road show, we got the old John Madden cruiser, he never got in an airplane, he used to drive around in a tour bus and we went to 13 cities in 13 days, about five-thousand miles, and we invited anyone who wanted to come down to a local venue. And you know, depending on what city we were in, we’d get anywhere from 20-to-50 or 60 people, and we’d go through your traditional road show presentation. I would gather and guess that the vast majority, which had never been to a road show presentation, and it was fascinating. Whether it was a professional investor to the fan, they all wanted to know who do I make money? So, it was a lot of fun.

Yorba:

When are you coming to Dallas? There’s sports down here, a tornado will come on the air and the sports announcer will get upset because it cut away from his thing…[French laughing while Yorba talks] ... big time down here, with the sports. When are you coming to Dallas?

French:

[laughs] You know what, that’s a great point, because during the Vernon Davis offering we actually couldn’t sell. We hadn’t passed through and gotten registered in the state of Texas. We actually just got that a couple of weeks ago, so I’ll do a trip do Dallas and do a Texas swing and I’ll definitely let you know. We’ll put that on the books.

Yorba:

Yea, you gotta [sic] bring your athletes on the show. We’ll talk about what’s going on next. Buck we gotta [sic] go, we’re short on time with you. But, I want to thank you so much for coming on to the show. I really appreciate that.

French:

Yup, enjoyed it. Thanks Michael, have a great day.

Yorba:

Yea, you too. Alright Fantex.com, go there, check it out. Special thanks to 1-800-PublicRelations.com, for all there PR, media and audience development support for bringing Fantex to the show. I want to thank everybody for participating with us.